EXHIBIT 16



February 15, 2000




Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, DC  20549

We were previously the independent accountants for Ault, Incorporated, and on July 9, 1999 we reported on the consolidated financial statement of Ault, Incorporated and Subsidiary as of and for each of the three fiscal years in the period ended May 30, 1999. On February 10, 2000 we were dismissed as independent accountants of Ault, Incorporated.

We have read Ault, Incorporated's statements included under
Item 4 of its Form 8-K dated February 10, 2000 and we agree with such statements.

                                Sincerely,

                                /s/ McGladrey & Pullen, LLP

                                McGLADREY & PULLEN, LLP